Milliman Variable Insurance Trust N-1A/A

Exhibit 99.(h)(iv)

FUND PFO/TREASURER AGREEMENT

AGREEMENT made as of September 21, 2021 by and between Milliman Variable Insurance Trust, a Delaware statutory trust (the “Fund”), on behalf of each of its series (each, a “Series,” and, collectively, the “Series”), with its principal office and place of business at 71 S. Wacker Dr., 31st Floor, Chicago, IL 60606, and Foreside Fund Officer Services, LLC, a Delaware limited liability company with its principal office and place of business at Three Canal Plaza, Suite 100, Portland, Maine 04101 (“Foreside”).

WHEREAS, the Fund is registered, or will register, under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Fund desires that Foreside perform certain services and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Fund and Foreside hereby agree as follows:

SECTION 1. PROVISION OF PFO/TREASURER; DELIVERY OF DOCUMENTS

(a)          Foreside hereby agrees to provide an employee of Foreside acceptable to the Board of Trustees of the Fund (the “Board”) to serve as the Fund’s Principal Financial Officer and Treasurer (“PFO/Treasurer”) for the period and on the terms and conditions set forth in this Agreement.

(b)          In connection therewith, the Fund has delivered to Foreside, or will deliver or cause to be delivered once available, copies of, or links to if filed with the U.S. Securities and Exchange Commission (“SEC”), and shall promptly furnish Foreside with all amendments of or supplements to: (i) the Fund’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund’s current Registration Statement, as amended or supplemented, filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”); (iii) the current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”) in place for each of the Series; (iv) each plan of distribution or similar document that may be adopted by the Fund under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Fund with respect to any or all of its Series; and (v) all compliance policies, programs and procedures adopted by the Fund with respect to the Series. The Fund shall deliver, or cause to be delivered, to Foreside a certified copy of the resolution of the Board appointing the PFO/Treasurer hereunder and authorizing the execution and delivery of this Agreement. In addition, the Fund shall deliver, or cause to be delivered, to Foreside upon Foreside’s reasonable request any other documents that are required for Foreside to perform the services described in this Agreement.

SECTION 2. DUTIES OF FORESIDE

(a)          Subject to the approval of the Board, including those members of the Board that are not “interested persons,” as defined in the 1940 Act, of the Fund (the “Independent Trustees”), Foreside shall make available an employee of Foreside who is competent and knowledgeable regarding the management and internal controls of the Fund to serve as the Fund’s PFO/Treasurer, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Fund’s “Principal Financial Officer” and/or “Treasurer”.

(b)          Foreside and/or the PFO/Treasurer, as an agent of Foreside, shall provide the services as set forth on Appendix A hereto (the “Services”).

(c)          Foreside shall maintain records relating to the Services, such as policies and procedures, relevant Board presentations, and other records, as are required to be maintained under the relevant securities laws and regulations (collectively, the “Records”). Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations. The Records shall be the property of the Fund. The Fund, or the Fund’s authorized representatives, shall have access to the Records at all times during Foreside’s normal business hours.  Upon the reasonable request of the Fund, copies of any of the Records shall be provided promptly by Foreside to the Fund or the Fund’s authorized representatives at the Fund’s expense.

(d)          Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause any Series to act in contravention of such Series’ Prospectus or any provision of the 1940 Act. Further, while Foreside will provide services under this Agreement to assist the Fund with respect to the Fund’s obligations under and compliance with various laws and regulations, the Fund understands and agrees that Foreside is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Foreside and the Fund or to require Foreside to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to Foreside’s duties as set forth in this Section 2, and except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(e)          Foreside does not offer legal or accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. Foreside will make every reasonable effort to provide the services described in this Agreement in accordance with its standard of care set forth in Section 3; however, Foreside does not guarantee that work performed by Foreside for the Fund would be favorably received by any regulatory agency.

(f)           In order for Foreside to perform the Services, the Fund shall take reasonable steps to (i) encourage all of its service providers to furnish any and all information to Foreside as reasonably requested; and (ii) ensure that Foreside has access to all relevant records and documents maintained by the Fund or any service provider to the Fund that are necessary for Foreside to perform the Services.

(g)          Foreside may provide other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)          Foreside shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Foreside in writing. Foreside shall use its best judgment and efforts in rendering the Services and shall not be liable to the Fund or any of the Fund’s shareholders for any action or inaction of Foreside or the PFO/Treasurer relating to any event whatsoever in the absence of bad faith, reckless disregard, gross negligence, willful misfeasance or fraud. Further, neither Foreside nor the PFO/Treasurer shall be liable to the Fund or any Series for any action taken, or failure to act, in good faith reliance upon: (i) the written advice and opinion of Fund counsel; and/or (ii) any certified copy of any resolution of the Board. Neither Foreside nor the PFO/Treasurer shall be under any duty or obligation to inquire into the validity or invalidity, or authority or lack thereof, of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside and/or the PFO/Treasurer reasonably believe in good faith to be genuine.

(b)         The Fund agrees to indemnify and hold harmless Foreside, its affiliates and each of their respective directors, officers, employees and agents and any person who controls Foreside within the meaning of Section 15 of the Securities Act (any of Foreside, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Foreside Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable external counsel fees incurred in connection therewith) (collectively, “Losses”) arising out of or based upon (i) Foreside’s performance of its duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Fund. Foreside shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer.

In no case (i) is the indemnity of the Fund in favor of any Foreside Indemnitee to be deemed to protect or indemnify the Foreside Indemnitee against any liability to which the Foreside Indemnitee would otherwise be subject by reason of its own (a) willful misfeasance, bad faith, fraud or gross negligence in the performance of its obligations or duties, or by reason of its reckless disregard of its obligations or duties, under this Agreement; or (ii) is the Fund to be liable with respect to any claim made against any Foreside Indemnitee unless the Foreside Indemnitee notifies the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Foreside Indemnitee (or after the Foreside Indemnitee receives notice of service on any designated agent).

Notwithstanding the foregoing, the failure to notify the Fund of any claim shall not relieve the Fund from any liability that it may have to any Foreside Indemnitee unless failure or delay to so notify the Fund prejudices the Fund’s ability to defend against such claim. The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Foreside Indemnitee, defendant or defendants in the suit. In the event the Fund elects to assume the defense of any suit and retain counsel, the Foreside Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any suit, it will reimburse the Foreside Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any external counsel retained by them.

(c)          Foreside agrees to indemnify and hold harmless the Fund and each of its trustees, officers, agents and any person who controls the Fund within the meaning of Section 15 of the Securities Act (the Fund or any of its trustees, officers or agents, or its controlling persons, are each referred to as a “Fund Indemnitee”) against any Losses arising out of or based upon (i) the breach of any obligation, representation or warranty under this Agreement by Foreside, or (ii) Foreside’s failure to comply in any material respect with applicable securities laws. The Fund shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer.

In no case (i) is the indemnity of Foreside in favor of any Fund Indemnitee to be deemed to protect any Fund Indemnitee against any liability to which such Fund Indemnitee would otherwise be subject by reason of its own willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties or by reason of its reckless disregard of its obligations or duties under this Agreement, or (ii) is Foreside to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Fund Indemnitee unless the Fund Indemnitee notifies Foreside in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Fund Indemnitee (or after the Fund Indemnitee has received notice of service on any designated agent).

Notwithstanding the foregoing, the failure to notify Foreside of any claim shall not relieve Foreside from any liability that it may have to the Fund Indemnitee against whom such action is brought unless failure or delay to so notify Foreside prejudices Foreside’s ability to defend against such claim. Foreside shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Foreside elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Fund Indemnitee, defendant or defendants in the suit. In the event that Foreside elects to assume the defense of any suit and retain counsel, the Fund Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If Foreside does not elect to assume the defense of any suit, it will reimburse the Fund Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(d)          No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(e)          Foreside shall not be liable for the errors of service providers to the Fund or their systems.

(f)         The Fund agrees that Foreside, its employees, officers and directors shall not be liable to the Fund for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the Services for an aggregate amount in excess of $300,000 or the fees paid by the Fund to Foreside in performing services hereunder, whichever is greater; provided that such actions, damages, claims, liabilities, costs, expenses or losses are not the result of, or arise out of, the willful misfeasance, bad faith, fraud or gross negligence on the part of Foreside or the PFO/Treasurer, or the reckless disregard by the PFO/Treasurer of the duties involved in the PFO/Treasurer’s office. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise. In no event shall either party or their respective employees, officers, trustees or directors be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines).

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a)          Foreside covenants, represents and warrants to the Fund that:

(i)           it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;

(ii)          it is duly qualified to carry on its business in the State of Maine;

(iii)         it is empowered under applicable laws and by its operating agreement to enter into this Agreement and perform its duties under this Agreement;

(iv)         all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v)          it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the PFO/Treasurer in the performance of his or her duties and obligations under this Agreement;

(vi)         this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)        subject to the approval of the Board and the Independent Trustees, it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a PFO/Treasurer and who will, in the exercise of his or her duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund and the Series;

(viii)       it shall report to the Board promptly if Foreside learns about PFO/Treasurer malfeasance or in the event the PFO/Treasurer is terminated as an officer by another fund for cause or terminated by Foreside;

(ix)         it shall report to the Board if at any time the PFO/Treasurer is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act;

(x)          it shall comply in all material respects with all applicable laws; and

(xi)         it shall maintain policies of insurance reasonable and customary for its business.

(b)          The Fund covenants, represents and warrants to Foreside that:

(i)           it is a statutory trust duly organized and in good standing under the laws of the State of Delaware;

(ii)          it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii)         all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)         it is registered, or it intends to register, as an open-end management investment company under the 1940 Act;

(v)          this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)         a Registration Statement under the Securities Act and the 1940 Act is effective, or will be effective, and will remain effective during the term of this Agreement, and appropriate State securities law filings have been made and will continue to be made with respect to the Series;

(vii)        the PFO/Treasurer shall be covered by the Fund’s Directors & Officers Liability Insurance Policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled while this Agreement is in effect; (b) continued after the PFO/Treasurer ceases to serve as an officer of the Fund on substantially the same terms as such coverage is provided for all other Fund officers after such persons are no longer officers of the Fund; and (c) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for all other Fund officers (and for a period of no less than six years). The Fund shall provide Foreside with proof of current coverage, including a copy of the Policy, and shall notify Foreside immediately should the Policy be cancelled or terminated; and

(viii)       the PFO/Treasurer is a named officer in the Fund’s corporate resolutions and subject to the provisions of the Fund’s Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a)          In consideration of the services provided by Foreside pursuant to this Agreement, the Fund shall pay Foreside the fees and expenses set forth in Appendix B hereto.

Except as otherwise set forth in Appendix B hereto, all fees payable hereunder shall be accrued daily by the Fund and shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All out-of-pocket charges incurred by Foreside shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund shall pay to Foreside such compensation as shall be due and payable as of the effective date of termination.

(b)          Acting in good faith, Foreside may, with respect to questions of law relating to its services hereunder, apply to, and obtain the advice of, Fund counsel. The reasonable costs of any such advice shall be borne by the Fund. Upon prior approval by the Fund, which approval shall not be unreasonably withheld, conditioned or delayed, Foreside may, with respect to questions of law relating to its services hereunder, apply to, and obtain the opinion of, Fund counsel. The costs of any such opinion shall be borne by the Fund.

(c)          The PFO/Treasurer is serving solely as an officer of the Fund and neither the PFO/Treasurer nor Foreside shall be responsible for, or have any obligation to pay, any of the expenses of the Fund. All Fund expenses shall be the sole obligation of the Fund, which shall pay or cause to be paid all Fund expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)          This Agreement shall become effective on the date indicated above or at such time as Foreside commences providing the Services, whichever is later (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Fund.

(b)          This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c)          This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to Foreside or (ii) by Foreside on sixty (60) days’ written notice to the Fund; provided, however, that the Board will have the right and authority to remove the individual designated by Foreside as the Fund’s PFO/Treasurer at any time, with or without cause, without payment of any penalty. In this case, Foreside will designate another employee of Foreside, subject to approval of the Board and the Independent Trustees, to serve as PFO/Treasurer until the earlier of: (i) the designation of a new PFO/Treasurer; or (ii) the termination of this Agreement.

(d)         Should the employment of the individual designated by Foreside to serve as the Fund’s PFO/Treasurer be terminated for any reason, Foreside will immediately designate another qualified individual, subject to ratification by the Board and the Independent Trustees, to serve as PFO/Treasurer until the earlier of: (i) the designation, and approval by the Board and the Independent Trustees, of a new PFO/Treasurer; or (ii) the termination of this Agreement.

(e)          The provisions of Sections 3, 6(e), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(f)           This Agreement and the rights and duties under this Agreement shall not be assignable by either Foreside or the Fund except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). Foreside agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that Foreside may release such other information (a) as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Foreside is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Fund as promptly as possible so as to enable the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested by the Fund.

SECTION 8. FORCE MAJEURE

Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply; provided, however, that the party has commercially reasonable business continuity and disaster recovery policies and procedures in place. In addition, to the extent Foreside’s obligations hereunder are to oversee or monitor the activities of third parties, Foreside shall not be liable for any failure or delay in the performance of Foreside’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.

SECTION 9. ACTIVITIES OF FORESIDE

(a)          Except to the extent necessary to perform Foreside’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside’s right, or the right of any of Foreside’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund (including, without limitation, the PFO/Treasurer), or who are otherwise affiliated persons of the Fund, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)          Upon prior written approval by the Fund, Foreside may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Foreside who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Foreside of its responsibilities hereunder. Foreside may pay those persons out of its own resources for their services, but no such payment will increase Foreside’s compensation or reimbursement of expenses from the Fund.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Foreside shall cooperate, and shall cause the PFO/Treasurer to cooperate, with the Fund’s independent public accountants and shall make, and shall cause the PFO/Treasurer to make, all necessary information available to the accountants for the performance of such accountants’ duties.

SECTION 11. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

(a)          It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Fund personally, but shall bind only the trust property of the Fund, as provided in the Organizational Documents. The execution and delivery of this Agreement have been authorized by the Board and signed by an officer of the Fund acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in the Organizational Documents. Separate and distinct records are maintained for each Series and the assets of any one Series are held and accounted for separately from the other assets of the Fund, or any other Series.

(b)          It is expressly acknowledged and agreed that the liabilities of each Series shall be limited such that (i) the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of that particular Series only, and not against the assets of any other Series, and (ii) none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to any other Series thereof shall be enforceable against the assets of such particular Series.

SECTION 12. MISCELLANEOUS

(a)          This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(b)          This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c)          If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Foreside and Fund and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d)         Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e)        Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by e-mail (or similar electronic means) or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Foreside or the Fund, as the case may be. Notice shall be given to each party at the following address:

(i) To Foreside:	(ii) To Fund:
Foreside Fund Officer Services, LLC	Milliman Variable Insurance Trust
Three Canal Plaza, Suite 100	71 S. Wacker Dr., 31st Floor
Portland, Maine 04101	Chicago, IL 60606
Attn: Legal Department	Attn: Legal & Compliance
Phone: 207.553.7110	Phone: 312-577-2915
E-Mail: legal@foreside.com	E-Mail: FRM_Compliance@milliman.com

(f)         Invoices for fees and expenses due to Foreside hereunder and as set forth in Appendix B hereto shall be sent by Foreside to the address furnished below unless and until changed by the Fund (Fund to provide reasonable advance notice of any change of billing address to Foreside):

Milliman Variable Insurance Trust

Attn: Susan Kriwanek

71 S. Wacker Dr., 31st Floor

Chicago, IL 60606

Phone: 312-499-5762

Email: susan.kriwanek@milliman.com

(g)        Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law, or as otherwise requested by the Fund.

(h)         The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

(i)          No amendment to this Agreement shall be valid unless made in writing and executed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

MILLIMAN VARIABLE INSURANCE TRUST

By:	/s/ Adam Schenck
Name:	Adam Schenck
Title:	Trustee

FORESIDE FUND OFFICER SERVICES, LLC

By:	/s/ Charles S. Todd
Name:	Charles S. Todd
Title:	Vice President

Appendix A

Foreside and the Fund PFO will perform the following Fund PFO services:

—

Along with the Fund’s Principal Executive Officer, establish, maintain and oversee disclosure controls and procedures (as defined in Rule 30a-3(c) under the 1940 Act) and internal control over financial reporting (as defined in Rule 30a-3(d) under the 1940 Act);

—	Chair and/or attend disclosure controls committee meetings to support Sarbanes-Oxley certifications on an agreed upon frequency; request and review sub-certifications from key service providers;
—

Attend quarterly Board meetings, Board Committee meetings and special Board meetings as may be reasonably requested by the Board (in-person and/or telephonic/virtual) and make relevant disclosures and present materials to the Board, the Fund’s independent registered public accountants and the audit committee, as required or requested;

—

Assist with the planning and coordination of the Fund’s annual financial statement audit including liaising with the Fund administrator, and independent registered public accountants, serving as a signatory to management representation letters, representation letter requests of other service providers and trade confirmation requests;

—	Evaluate and assist in the implementation of new accounting and financial reporting requirements;
—	Review and comment on the Fund’s financial statements and shareholder reports as initially prepared by the Fund administrator (including semi-annual and annual reports and related SEC filings);
—	Review and oversee daily Fund expense payment authorizations, periodic budget/accrual review and authorization, as required or requested;
—	Review and comment on applicable SEC Forms, including, but not limited to, Forms N-CSR, N-CSRS, N-PORT, N-CEN;
—	Review and comment on the annual update of the Fund registration statement / prospectus & statement of additional information;
—	Certify and/or sign as the Fund’s treasurer and authorize the filings listed above;
—	Perform high level review of periodic fund distributions, fund tax returns and other tax reporting and sign or authorize as fund officer as required; and
—	Conduct periodic due diligence reviews/monitoring of control environment of certain key service providers.

Appendix B